CACI Reports Solid Fiscal 2009 Third Quarter Results

Diluted earnings per share grew 5.7 percent to $0.77; up 11.7 percent year-to-date
Revenue grew 6.3 percent to a record $674.0 million; up 13.4 percent year-to-date
Organic revenue grew by 5.5 percent; up 10.3 percent last twelve months
Operating cash flow grew 27.7 percent to $80.1 million; up 20.2 percent year-to-date
Contract funding orders grew 5.2 percent to $743.3 million; up 19.5 percent year-to-date
Funded backlog grew 14 percent to $1.6 billion
Annual earnings guidance range narrowed and revised upwards

Arlington, Va., April 29, 2009 – CACI International Inc (NYSE:  CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its third fiscal quarter and nine months ended March 31, 2009.  CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the improvement of government services, and is a leading strategic consolidator in its market space.

Third Quarter Results

For the third quarter of Fiscal Year 2009 (FY09), we reported record revenue of $674.0 million, up 6.3 percent over third quarter of Fiscal Year 2008 (FY08) revenue of $634.2 million.  The increase in revenue during the quarter was driven by organic growth of 5.5 percent.  Organic growth for federal government revenue in the quarter was 6.7 percent.  Operating income for the quarter was $45.0 million, up 3.5 percent compared with operating income of $43.5 million in the year earlier quarter.  The operating margin was 6.7 percent compared with 6.9 percent in the third quarter of FY08.  Income before taxes for the quarter was $39.7 million, 8.2 percent higher than what was reported in the third quarter of FY08.  Our effective tax rate increased to 41.0 percent from 39.3 percent in the year earlier quarter.  During the third quarter of FY09, our effective tax rate continued to be negatively impacted by non-deductible losses on assets invested in our deferred compensation plan.  Net income for the third quarter was $23.4 million, up 5.1 percent compared with $22.3 million for the third quarter of FY08.  Diluted earnings per share were $0.77, up 5.7 percent, compared with $0.73 per diluted share in the year earlier quarter.  Cash generated by operations was $80.1 million, up 27.7 percent compared with $62.8 million in the year earlier quarter.  Days sales outstanding at the end of the quarter were 61 compared with 67 days at the end of the third quarter of FY08.  Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, were $56.7 million in the quarter compared with EBITDA of $55.8 million in the third quarter of FY08.

Third Quarter Highlights

Major highlights and accomplishments during the third quarter of FY09 include:

•
Contract funding orders totaling $743.3 million, a 5.2 percent increase over the third quarter of FY08.  Funded backlog of approximately $1.6 billion, a 14 percent increase over the third quarter of FY08.

•	Contract funding orders for the first nine months of FY09 totaled $2.2 billion, an increase of 19.5 percent over the $1.9 billion received in the first nine months of FY08.
•	Contract awards with an estimated value of $768 million including:
o
A prime position on the General Service Administration’s (GSA) ten-year, multiple award Alliant program with an initial estimated value to CACI of $350 million.  This follow-on award to the GSA’s ANSWER and Millennia contracts positions us to increase our business throughout the federal government.

o
Awards on the Strategic Services Sourcing (S3) contract vehicle with the Army totaling $240 million.  Since March 2006, we have been awarded over $1.8 billion in task orders on this vehicle in support of the Army’s C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) needs.

o
A five-year, $50 million prime contract to continue our acquisition, financial, and program management assistance to the Defense Advanced Research Projects Agency (DARPA). CACI’s work enables DARPA scientists and researchers to focus their critical skills on direct support for national defense.

o
A five-year, $31 million prime contract under the Defense Information Systems Agency ENCORE II contract vehicle to continue management and technical support for the Acquisition Technology and Logistics component in the DoD’s Office of the Undersecretary of Defense.

•	Additional major awards not included in the $768 million total above:
o
A prime position to support the five-year, multiple award United States Strategic Command Systems and Mission Support II (USAMS II) program, with an overall ceiling value of $900 million.  This new award expands our program management and systems engineering and technical assistance (PM SETA) functional core competency in support of the program’s cyber and intelligence, surveillance, and reconnaissance missions.

o
A prime position on the U.S. Army’s five-year, multiple award Biometrics Operations and Support Services—Unrestricted (BOSS-U) contract with an estimated ceiling value of $500 million.  This new award positions us to support the Army’s Biometrics Task Force across a broad spectrum of functional areas.

o
A prime position on the Army’s ten-year, multiple award Program Executive Office for Simulation, Training and Instrumentation Omnibus Contract II (PEO STOC II) contract vehicle with an overall ceiling value of $17.5 billion.  This new award positions us to significantly increase the size and scope of our modeling and simulation work throughout the Department of Defense (DoD) and will draw upon solutions developed through our C4ISR core competency.

•	Contract awards for the first nine months of FY09 with an estimated total value of $2.6 billion, an increase of 16.2 percent over the first nine months of FY08.
•
Intelligence Community revenue eight percent higher than the third quarter of FY08, representing 37 percent of our revenue for the quarter compared to 36 percent a year ago.  Intelligence revenue for the first nine months of FY09 grew 26 percent, representing 38 percent of year-to-date revenue compared to 34 percent a year ago.

•
CACI being named by Fortune Magazine as the Most Admired Company in Virginia and placed among Fortune’s Top 5 Most Admired IT Companies worldwide.  The Most Admired list is the definitive report card on corporate reputations.

•
CACI Chief Technology Officer Deb Dunie being selected to chair the Technical Committee for the Armed Forces Communications and Electronics Association.  Her responsibilities include developing more interactive discussion forums and advancing government and industry dialogue on issues of national importance.

CEO Commentary

Commenting on the results, Paul Cofoni, CACI’s President and CEO, said, “We are very pleased with our record third quarter results:  revenue, net income, earnings per share, operating cash flow, and contract funding orders. Our U.S. Operations turned in another solid quarter, and our United Kingdom operations grew revenue and earnings sequentially. Our positive performance through the first three quarters of the fiscal year validates our fundamental strategy of focusing our services and solutions on the key areas of defense, intelligence, and homeland security. We expect the government to continue to rely on the valuable and proven contributions of contractors in these areas to counter the very real and dangerous external threats that still face our nation.

“Throughout our history, we have consistently positioned ourselves with high-value solutions in areas requiring the highest levels of thought leadership and IT and professional services capability. These are areas that demand the very best services and solutions. CACI’s strategy is to provide customers with the best solutions while assuring American citizens of the most effective use of their hard-earned dollars. Our solutions are aligned with the administration’s focus on cyber security, smart power, and IT modernization, where we expect our services to remain in high demand. The Intelligence Community is another well-funded and high-demand / high-value area that continues to provide opportunities for CACI. We are particularly proud of our ISR and document exploitation capabilities, which bring critical value to our clients.

“Over our 47-year history, we’ve grown with every administration and adjusted to market changes with new solutions that meet client requirements while enhancing shareholder value. Our forward indicators are strong, we are winning Tier 1 contracts at a record rate, and have a robust pipeline of opportunities. Our balance sheet, backlog, and cash flow are rock solid. CACI leads in our markets, brings value to our clients, delivers on our commitments, and builds long-term shareholder trust and value.”

Nine Months FY09 Results

For the first nine months of FY09, we reported record revenue of $2.00 billion, up 13.4 percent over the first nine months of FY08 revenue of $1.77 billion.  Operating income in the first nine months of FY09 was $131.5 million, up 12.9 percent, compared with $116.5 million reported in the first nine months of FY08.  The operating margin was 6.6 percent for the first nine months of FY09, the same as in the year earlier period.  Income before taxes for the first nine months of FY09 was $114.4 million, 17.0 percent higher than what was reported in the first nine months of FY08.  The effective tax rate for the first nine months of FY09 was 41.9 percent versus 38.9 percent in the year earlier period.  Net income for the first nine months of FY09 was $66.5 million, up 11.3 percent, compared with net income of $59.8 million for the first nine months of FY08.  Diluted earnings per share were $2.18, up 11.7 percent, compared with $1.96 per diluted share in the year earlier period. Operating cash flow for the first nine months of FY09 was $94.5 million, up 20.2 percent, compared with $78.6 million for the similar period in FY08.  EBITDA for the first nine months was $166.7 million, an increase of 9.8 percent over EBITDA of $151.8 million in the first nine months of FY08.

CACI Revises its FY09 Earnings Guidance Range Upwards

We are raising the lower end of the range of our Fiscal Year 2009 earnings guidance. The table below summarizes the guidance ranges for FY09:

(In millions, except for earnings per share)	Fiscal Year 2009
Revenue	$2,650 - $2,750
Net income	$90.0 - $93.0
Diluted earnings per share	$2.95 - $3.05
Diluted weighted average shares	30.5

We are raising the lower end of the ranges of our net income and diluted earnings per share guidance as a result of stronger third quarter sales for our United Kingdom subsidiary and an estimated lower full year tax rate of 42 percent.  This guidance does not include any contributions from future acquisitions.

This guidance represents our views as of April 29, 2009.  Investors are reminded that actual results may differ from these estimates for the reasons described in this release and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, April 30th, during which members of our senior management team will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-877-741-4244 and enter the confirmation code 1040812. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, April 30th, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; cyber security, information assurance, and information operations; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 12,300 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, rebuilding Iraq or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency or other governmental entity with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration, and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

# # #

Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
 (Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2009	3/31/2008	% Change	3/31/2009	3/31/2008	% Change
Revenue	$673,994	$634,157	6.3%	$2,001,261	$1,765,521	13.4%
Costs of revenue
Direct costs	461,757	424,946	8.7%	1,366,790	1,183,771	15.5%
Indirect costs and selling expenses	155,445	153,406	1.3%	467,297	429,898	8.7%
Depreciation and amortization	11,818	12,334	-4.2%	35,633	35,389	0.7%
Total costs of revenue	629,020	590,686	6.5%	1,869,720	1,649,058	13.4%
Operating income	44,974	43,471	3.5%	131,541	116,463	12.9%
Interest expense and other, net	5,241	6,751	-22.4%	17,103	18,641	-8.3%
Income before income taxes	39,733	36,720	8.2%	114,438	97,822	17.0%
Income taxes	16,301	14,428	13.0%	47,923	38,048	26.0%
Net income	$23,432	$22,292	5.1%	$66,515	$59,774	11.3%

Basic earnings per share	$0.78	$0.74	5.6%	$2.22	$1.99	11.5%
Diluted earnings per share	$0.77	$0.73	5.7%	$2.18	$1.96	11.7%

Weighted average shares used in per share computations:
Basic	29,939	30,076		29,979	30,034
Diluted	30,410	30,587		30,446	30,562

Statement of Operations Data (Unaudited)
	Quarter Ended		Nine Months Ended
	3/31/2009	3/31/2008	3/31/2009	3/31/2008
Operating income margin	6.7%	6.9%	6.6%	6.6%
Tax rate	41.0%	39.3%	41.9%	38.9%
Net income margin	3.5%	3.5%	3.3%	3.4%

EBITDA*	$56,684	$55,834	$166,687	$151,778
EBITDA Margin	8.4%	8.8%	8.3%	8.6%

*See Reconciliation of Net Income and Earnings before Interest, Taxes,
  Depreciation and Amortization on page 9.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2009	6/30/2008
ASSETS:
Current assets
Cash and cash equivalents	$174,307	$120,396
Accounts receivable, net	460,433	441,732
Prepaid expenses and other current assets	40,895	40,697
Total current assets	675,635	602,825

Goodwill and intangible assets, net	1,169,861	1,193,500
Property and equipment, net	28,249	25,361
Other long-term assets	62,498	80,967
Total assets	$1,936,243	$1,902,653

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$3,500	$3,549
Accounts payable	82,878	74,175
Accrued compensation and benefits	124,859	126,649
Other accrued expenses and current liabilities	76,634	85,897
Total current liabilities	287,871	290,270

Long-term debt, net of current portion	633,643	639,074
Other long-term liabilities	56,021	55,424
Total liabilities	977,535	984,768

Shareholders' equity	958,708	917,885
Total liabilities and shareholders' equity	$1,936,243	$1,902,653

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2009	3/31/2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,515	$59,774
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	35,633	35,389
Amortization of deferred financing costs	1,897	1,845
Stock-based compensation expense	13,084	13,684
Deferred income tax expense	12,239	3,657
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(31,045)	(61,809)
Prepaid expenses and other current assets	3,133	(1,328)
Accounts payable and accrued expenses	4,554	14,043
Accrued compensation and benefits	(6,208)	11,598
Income taxes receivable and payable	(325)	(1,056)
Other liabilities	(5,027)	2,758
Net cash provided by operating activities	94,450	78,555

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,080)	(10,289)
Purchases of businesses, net of cash acquired	(8,787)	(303,305)
Other	502	161
Net cash used in investing activities	(17,365)	(313,433)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(3,672)	(2,464)
Proceeds from employee stock purchase plans	4,668	3,300
Proceeds from exercise of stock options	2,069	1,988
Purchases of common stock	(22,798)	(975)
Other	(1,123)	(270)
Net cash (used in) provided by financing activities	(20,856)	1,579
Effect of exchange rate changes on cash and cash equivalents	(2,318)	(113)
Net increase (decrease) in cash and cash equivalents	53,911	(233,412)
Cash and cash equivalents, beginning of period	120,396	285,682
Cash and cash equivalents, end of period	$174,307	$52,270

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	3/31/2009		3/31/2008		$ Change	% Change
Department of Defense	$514,713	76.4%	$474,903	74.9%	$39,810	8.4%
Federal Civilian Agencies	133,568	19.8%	129,404	20.4%	4,164	3.2%
Commercial	20,860	3.1%	25,550	4.0%	(4,690)	-18.4%
State and Local Governments	4,853	0.7%	4,300	0.7%	553	12.9%
Total	$673,994	100.0%	$634,157	100.0%	$39,837	6.3%

	Nine Months Ended
(dollars in thousands)	3/31/2009		3/31/2008		$ Change	% Change
Department of Defense	$1,514,421	75.7%	$1,311,052	74.3%	$203,369	15.5%
Federal Civilian Agencies	405,119	20.2%	363,711	20.6%	41,408	11.4%
Commercial	66,375	3.3%	76,738	4.3%	(10,363)	-13.5%
State and Local Governments	15,346	0.8%	14,020	0.8%	1,326	9.5%
Total	$2,001,261	100.0%	$1,765,521	100.0%	$235,740	13.4%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2009		3/31/2008		$ Change	% Change
Time and materials	$316,998	47.0%	$314,201	49.5%	$2,797	0.9%
Cost reimbursable	221,792	32.9%	181,775	28.7%	40,017	22.0%
Fixed price	135,204	20.1%	138,181	21.8%	(2,977)	-2.2%
Total	$673,994	100.0%	$634,157	100.0%	$39,837	6.3%

	Nine Months Ended
(dollars in thousands)	3/31/2009		3/31/2008		$ Change	% Change
Time and materials	$966,314	48.3%	$904,973	51.3%	$61,341	6.8%
Cost reimbursable	629,028	31.4%	482,609	27.3%	146,419	30.3%
Fixed price	405,919	20.3%	377,939	21.4%	27,980	7.4%
Total	$2,001,261	100.0%	$1,765,521	100.0%	$235,740	13.4%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2009		3/31/2008		$ Change	% Change
Prime	$558,698	82.9%	$516,273	81.4%	$42,425	8.2%
Subcontractor	115,296	17.1%	117,884	18.6%	(2,588)	-2.2%
Total	$673,994	100.0%	$634,157	100.0%	$39,837	6.3%

	Nine Months Ended
(dollars in thousands)	3/31/2009		3/31/2008		$ Change	% Change
Prime	$1,653,623	82.6%	$1,446,711	81.9%	$206,912	14.3%
Subcontractor	347,638	17.4%	318,810	18.1%	28,828	9.0%
Total	$2,001,261	100.0%	$1,765,521	100.0%	$235,740	13.4%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2009	3/31/2008	$ Change	% Change
Contract Funding Orders	$743,329	$706,287	$37,042	5.2%
	Nine Months Ended
(dollars in thousands)	3/31/2009	3/31/2008	$ Change	% Change
Contract Funding Orders	$2,224,866	$1,861,575	$363,291	19.5%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	3/31/2009	3/31/2008	% Change	3/31/2009	3/31/2008	% Change
Revenue, as reported	$673,994	$634,157	6.3%	$2,656,277	$2,285,906	16.2%
Less:
Acquired revenue	5,194			133,865
Organic revenue	$668,800	$634,157	5.5%	$2,522,412	$2,285,906	10.3%

Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and
Amortization (EBITDA)
(Unaudited)

EBITDA, a measure used by management to evaluate operating performance, is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization.  We believe that this non-GAAP measure is a valuable indicator of our operating performance.  EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies, but EBITDA as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  The EBITDA margin is EBITDA divided by revenue.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2009	3/31/2008	% Change	3/31/2009	3/31/2008	% Change
Net Income, as reported	$23,432	$22,292	5.1%	$66,515	$59,774	11.3%
Plus:
Income taxes	16,301	14,428	13.0%	47,923	38,048	26.0%
Interest income and expense, net	5,133	6,780	-24.3%	16,616	18,567	-10.5%
Depreciation and amortization	11,818	12,334	-4.2%	35,633	35,389	0.7%
EBITDA	$56,684	$55,834	1.5%	$166,687	$151,778	9.8%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2009	3/31/2008	% Change	3/31/2009	3/31/2008	% Change
Revenue, as reported	$673,994	$634,157	6.3%	$2,001,261	$1,765,521	13.4%
EBITDA	$56,684	$55,834	1.5%	$166,687	$151,778	9.8%
EBITDA margin	8.4%	8.8%		8.3%	8.6%